Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated as of the 10th day of November, 1997, and is between A.G. Holdings, Inc. ("Company") a
Washington corporation, and Meng Gui Xing ("Meng").


                                               R E C I T A L S

WHEREAS, Meng is the legal and beneficial owner of 99% of Green Bamboo, a Hong Kong corporation, and

WHEREAS, Green Bamboo Ltd. is a 65% owner and joint venture partner of Jiangsu Bahui
Group Co., and

WHEREAS, A.G. Holdings is a United States public company, required to file certified audits and quarterly financial reports with the Securities Exchange Commission; and

WHEREAS, A.G. Holdings desires to acquire 99% of the issued and authorized shares of Green
Bamboo Ltd. which owns 65% of all of the legal and beneficial ownership of
 Jiangyin Zhiye
Real Estate Co.

WHEREAS, A.G. Holdings is authorized to issue 100,000,000 shares of Common Stock. A.G. Holdings has completed a 500 to 1 reverse split of its shares, and issued additional shares in consideration for the cancellation of debts and past and current services rendered, resulting A.G. Holdings having 1,500,000 shares are outstanding, prior to any shares issued under this agreement.


                                                  AGREEMENT

         In consideration of the mutual covenants and agreements contained in this agreement and in reliance upon the representations and warranties set forth below, the parties agree as follows:


                    EXCHANGE OF THE SHARES AND CONSIDERATION

Contribution by Meng. Concurrently with the execution of this Agreement, the Meng hereby assigns, transfers and delivers to A.G. Holdings, Ltd., 99% of the legal and beneficial ownership of Green Bamboo, Ltd.

Consideration.  In consideration of the assignment, transfer and delivery of 99 of the legal and
beneficial ownership of Green Bamboo. Ltd., to A.G. Holdings, A.G. Holdings is issuing
13,500,000 shares to Meng and warrants to purchase up to 5% of any new shares issued by A.G.
Holdings over the next 3 years, at $.10 per share..  Meng hereby instructs A.G.
 Holdings to issue

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Mengs 13,500,000 shares to the following parties:  10,500,000 shares to Meng Gui
Xing, which represents 70% of A.G. Holdings, 300,000 shares to Meng Gui Xing, Trustee, 300,000 shares to Eight Convergence International, 300,000 shares to John Fong and 2,100,000 shares to employees and consultants of Magellan Capital plus warrants to purchase up to 5% of any new shares issued by A.G. Holdings over the next 3 years, at $.10 per share. After giving effect to A.G. Holdings reverse stock split, shares issued for cancellation of debt and services rendered and the acquisition of Green Bamboo, A.G. Holdings will have 15,000,000 shares outstanding.


                     REPRESENTATIONS AND WARRANTIES OF MENG
The Shareholder represents and warrants to A.G. Holdings as follows:

Organization.: Green Bamboo is a corporation duly organized and in good standing under the laws of Hong Kong. Green Bamboo's joint venture status was validly acquired and in good standing under both Hong Kong and PRC law. Jiangsu Zhiye Real Estate Co.
 is a PRC
joint venture owned 65% by Green Bamboo Ltd.,and 35% by Jiangsu Bahui Group Co.
 The
documents of Green Bamboo Ltd. and Jiangsu Zhiye Real Estate Co., delivered to the
Company, are valid and truthfully represent the status of the companies.

Capitalization.  99% of the legal and beneficial ownership of Green Bamboo Ltd.
 is owned by
Meng executing this agreement and is being transferred by this agreement to A.G.
 Holdings.
There are no outstanding options, warrants or rights to purchase any legal or beneficial ownership in Green Bamboo Ltd.

Financial Statements. The financial statements provided to A.G. Holdings by Meng (attached) fairly present the financial position and results of operations of Jiangyin Zhiye Real Estate Co. Meng represents that under US. accounting methods, for 1996, Jiangyin Zhiye Real Estate Co. has approximately $20,000,000 in assets, $6,000,000 in liabilities, $14,000,000 in Shareholder equity, and $90,000,000 in gross revenues. Meng further represents that Green Bamboo's 65% ownership of Jiangyin Zhiye Real Estate Co. results in $5,300,000 in net after tax earnings for Green Bamboo. Meng agrees that, if Green Bamboo's share of the net after tax income of Jiangyin Zhiye Real Estate Co., under US. accounting rules, is more or less than $5,300,000, than the 10,500,000 shares issued to Meng Gui Xing under this agreement will be adjusted up or down to maintain A.G. Holdings earnings per share at $0.35. Meng agree to provide a US. certified audit within 75 days of executing this agreement.

No Undisclosed Liabilities. Neither Green Bamboo Ltd., or Jiangyin Zhiye Real Estate Co. is subject to any undisclosed material liability or obligation.

Litigation.  There is no litigation, proceeding or investigation pending or threatened against
Green Bamboo Ltd. or Jiangyin Zhiye Real Estate Co.

Title of Assets.  Jiangyin Zhiye Real Estate Co. and Green Bamboo Ltd., has good
 and
marketable title to all of its assets and properties carried on its balance sheet, free and clear of all
liens or encumbrances, except those reflected on its financial statements.

Defaults. Neither Green Bamboo Ltd., nor Jiangyin Zhiye Real Estate Co.'s in material default,

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or alleged to be in material default, under any contract or obligation.

Transactions with Affiliates, Directors and Shareholder. There are no contracts or agreements between Meng, Green Bamboo Ltd., or Jiangsu Bahui Group Co that have an adverse material effect on Green Bamboo Ltd., or Jiangyin Zhiye Real Estate Co..

Authority. Meng has the full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution of this Agreement and transfer of Green Bamboo Ltd., to A.G. Holdings does not need the consent of any governmental authority in the PRC.


                             REPRESENTATIONS AND WARRANTIES OF AG HOLDINGS, INC.

         A.G. Holdings hereby represents and warrants to Meng as follows:

Organization. A.G. Holdings is a Washington State corporation duly organized and in good standing. A.G. Holdings has the corporate power and authority to conclude this transaction.  The
copies of the Articles of Incorporation, and all amendments thereto, of the Company, and the By-laws of the Company are complete and correct.

Capitalization of A.G. Holdings, Inc. The authorized capital stock of A.G. Holdings consists of 100,000,000 shares of Common Stock of which 1,500,000 shares will be outstanding after giving effect to the reorganization of the capital structure of the company, including a reverse stock spilt, in preparation for a reverse merger. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. After giving effect to the shares being issued in consideration for Green Bamboo LTD, A.G. Holdings will have 15,000,000 shares outstanding.

Authority. The A.G. Holdings, Inc., has full power and authority to enter into this Agreement. The execution of this Agreement and the issuance of the Company's Common Stock have been duly authorized and approved by the Board of Directors of the Company.

No Undisclosed Liabilities. A.G. Holdings is not subject to any liability or obligation, except as disclosed in the Company's financial statements.

Litigation. There is no litigation, proceeding or investigation pending or threatened against the
Company.


                           SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of A.G. Holdings and Shareholder shall survive the closing of this transaction and remain in full force and effect.


                                    CERTAIN AGREEMENTS AND UNDERSTANDINGS


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Securities and Exchange Commission filings.  A.G. Holdings shall file a Form
8-K within 15
days of this Agreement with the US. Securities and Exchange Commission, and within 60 days
will file financial statements of Jiangyin Zhiye Real estate Co., audited by an independent public
accountant prepared under US. GAAP.  A.G. Holdings agrees to file a registration statement
under S-8 to register 2,400,000 shares of common stock plus common stock underlying the
warrants issued in this transaction.


                                                MISCELLANEOUS

Directors. The current directors of A.G. Holdings are Randall Baker and Robert Filiatreaux. Baker and Filiatreaux hereby appoint Meng Giu Xing as a member of the board of directors of A.G. Holdings effective November 28th, 1997. Within 10 days of the filing of the required audits of Jiangsu Bahui Group, Baker and Filiatreau agree to appoint two additional qualified directors nominated by Meng Gui Xing.

Indemnification. In consideration for the shares issued to Magellan Capital in the reorganization of A.G. Holdings and for services rendered in this transaction, and the cancellation of any debts owing A.G. Holdings by Magellan, Magellan Capital agrees to pay all of the liabilities of A.G. Holdings, through November 9, 1997, including the legal fees of this transaction.

Share Restriction. The shares issued under this agreement to Meng Gui Xing, Eight Convergence International, and John Fong are being acquired for investment purposes and are restricted from sale to the public, under rule 144, for a minimum of one year. There is no restriction from sale in a private transaction.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Governing Law. Meng, Green Bamboo Ltd. and A.G. Holdings agree that in the event of a legal dispute between any of the parties, the dispute will be resolved within the State of
California and under California State law.

Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties. There are no representations, agreements, or undertaking other than those set forth herein or therein.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.


A.G. Holdings, Inc..


By: _____________________________    ___________________________
Robert Filiatreaux, director                          Randall Baker, director


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MENG GUI XING


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Meng Gui Xing, 99% shareholder of Green Bamboo